Exhibit 10.5

Tributum, L.P.

c/o Vintage Capital Management, LLC

4705 S. Apopka Vineland Road, Suite 206

Orlando, FL 32819

December 16, 2019

Franchise Group, Inc.

1716 Corporate Landing Parkway

Virginia Beach, Virginia 23454

Re: Equity Commitment Letter Amendment

Ladies and Gentlemen:

This amendment (this “Amendment”) amends that certain letter agreement dated August 7, 2019 (the “Letter Agreement”) setting forth the commitment of Tributum, L.P., a Delaware limited partnership (the “Investor”), subject to the terms and conditions contained therein and herein, to purchase, or cause the purchase, directly or indirectly, of, shares of common stock, par value $0.01 per share (“Parent Common Stock”), of Franchise Group, Inc. (f/k/a Liberty Tax, Inc.) (“Parent”). Each capitalized term used but not defined herein shall have the meaning ascribed to it in the Letter Agreement or, if such term is not defined in the Letter Agreement, the meaning ascribed to it in the Merger Agreement.

The Letter Agreement is hereby amended as follows:

1. Section 1 of the Letter Agreement is amended and restated in its entirety to read as follows:

“1. Equity Financing Commitment. The Investor hereby agrees, subject to the terms and conditions set forth herein (including, without limitation, the provisions of Section 2 and Section 9), that: (i) at the Closing it will contribute or cause to be contributed to Parent (directly or indirectly) an aggregate amount of cash in immediately available funds up to the dollar commitment set forth next to its name on Schedule A (the “Equity Financing Commitment” and the portion of the Equity Financing Commitment funded at the Closing, the “Closing Commitment”) in exchange, directly or indirectly, for shares of Parent Common Stock at a price per share of $12.00 (the “Per Share Price”), for the purpose of providing Parent with a portion of the funds required to pay the Required Amount upon the Closing pursuant to the Merger Agreement; provided, that only that portion of the Equity Financing Commitment which is required to pay the Required Amount upon the Closing pursuant to the Merger Agreement, after taking into account other sources of funding or financing, shall be required to be funded by the Investor pursuant to this Letter Agreement, and (ii) notwithstanding anything to the contrary herein, if the Closing has occurred and to the extent the full amount of the Equity Financing Commitment was not funded at the Closing, it will contribute or cause to be contributed to Parent (directly or indirectly), as requested by Parent, at or prior to the Outside Commitment Date (as defined below), an aggregate amount of cash in immediately available funds in an amount equal to the portion of the Equity Financing Commitment that was not funded at the Closing (such remaining portion of the Equity Financing Commitment following the Closing, the “Remaining Commitment”) in exchange, directly or indirectly, for shares of Parent Common Stock at the Per Share Price solely for the purpose of providing Parent with a portion of the funds required to fund the repurchase offer to be made pursuant to Section 15.02 of that certain Indenture, dated December 9, 2015 (the “Convertible Notes Indenture”), by and between the Company and Wilmington Trust, National Association, relating to the Company’s 2.25% Convertible Senior Notes due 2020 (the “Convertible Notes”) at such time that such repurchase is required to be made pursuant to the terms and conditions of such repurchase offer and the Convertible Notes Indenture; provided, that only that portion of the Remaining Commitment which is required to pay for such repurchase of the Convertible Notes following the Closing pursuant to the terms and conditions of such repurchase offer and the Convertible Notes Indenture, after taking into account other sources of funding or financing, shall be required to be funded by the Investor pursuant to this Letter Agreement. The Investor may effect the purchase of the shares of Parent Common Stock directly or indirectly through one or more Affiliates or other designated co-investors and such purchase of shares of Parent Common Stock may be made through one or more subscriptions or transactions, subject to the limitations on the amount of cash required to be funded by the Investor with respect to such purchase set forth herein; provided, that the ability of the Investor to effect the purchase through such Affiliates or other co-investors will not affect any of the Investor’s obligations hereunder; provided, further that Parent shall not be required to seek to enforce its rights against such Affiliates’ or other designated co-investors’ obligations prior to seeking to enforce its rights against the Investor; and provided, further that in the event the Investor assigns a portion of the Equity Financing Commitment to one or more Permitted Assignees in accordance with Section 12, the amount required to be funded by the Investor with respect to the Equity Financing Commitment will be reduced by the amount of the equity investments actually contributed by such assignee to Parent and available to Parent at the Closing. Notwithstanding anything else to the contrary in this Letter Agreement, under no circumstances shall the Investor be obligated to contribute more cash than the Equity Financing Commitment and following the Closing, the Investor shall not be obligated to contribute more cash than the Remaining Commitment.”

2. Section 9 of the Letter Agreement is amended and restated in its entirety to read as follows:

“9. Termination. This Letter Agreement, and the obligation of the Investor to fund the Equity Financing Commitment, will terminate automatically and immediately upon the earliest to occur of (such date, the “Outside Commitment Date”): (a) the Fundamental Change Repurchase Date (as defined in the Convertible Notes Indenture) and (b) February 14, 2020; provided, that the obligations of the Investor to fund the Closing Commitment will terminate automatically and immediately upon the funding of the Closing Commitment at the Closing. Upon the termination of this Letter Agreement, the Investor shall not have any liability or obligations hereunder. Section 3, Section 4, Section 5, Section 6, Section 8, Section 9, Section 10, Section 11, Section 14, Section 15, Section 16 and Section 18 shall survive any termination of this Letter Agreement.”

2

3. In the event of a conflict between the terms of this Amendment and those of the Letter Agreement, the terms of this Amendment shall have precedence. Except as provided herein, all other terms and conditions of the Letter Agreement shall remain in full force and effect. This Amendment may be executed in two or more duplicate counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. References to the Letter Agreement in other documents and agreements (including, for the avoidance of doubt, the Letter Agreement) will be deemed to be references to the Letter Agreement, as amended, supplemented and otherwise modified by this Amendment, regardless of whether such documents and agreements refer to any amendments, supplements or modifications to the Letter Agreement.

[The remainder of this page is intentionally left blank.]

3

Sincerely,

TRIBUTUM, L.P.

By:	Vintage Vista GP, LLC, its general partner

By:	/s/ Brian Kahn
Name Brian Kahn
Title: Manager

[Signature Page to Equity Commitment Letter]

Agreed to and accepted:

FRANCHISE GROUP, INC.

By:	/s/ Eric Seeton
Name: Eric Seeton
Title: Chief Financial Officer

VITAMIN SHOPPE, INC.

By:	/s/ David Kastin
Name: David Kastin
Title: Senior Vice President
and General Counsel

[Signature Page to Equity Commitment Letter]

SCHEDULE A

Equity Financing Commitments

Investor	Equity Financing Commitment
Tributum, L.P.	$70,000,000.00